Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares, with nominal value of US$0.01 per share, of Moolec Science SA and further agree that this joint filing agreement be included as an exhibit to this Schedule 13D. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of April 17, 2024.

THE BIOTECH COMPANY LLC

By:	/s/ Gastón Paladini
Name:	Gastón Paladini
Title:	Director

Date:	April 17, 2024

By:	/s/ Gastón Paladini
Name:	Gastón Paladini

Date:	April 17, 2024